EXHIBIT 99.1

hhgregg Announces Operating Results

Fourth Quarter Highlights

•	Comparable store sales increase 0.8% on top of 13.0% increase in prior year period

•	Net sales increase 14.4% as Company opens 91st store

•	Diluted net income per share increases 10.7% to $0.31

Fiscal Year Highlights

•	Comparable store sales increase 4.8% on top of 5.5% increase in fiscal 2007

•	Net sales increase 18.6% to $1.3 billion

•	Pro-forma diluted net income per share increases 42.2% to $1.07

INDIANAPOLIS, June 3, 2008/Businesswire, hhgregg, Inc. (NYSE: HGG):

Operating Performance Summary

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(unaudited)	2008	2007	2008	2007
Net sales	$324,194	$283,361	$1,256,666	$1,059,428
Net sales % increase	14.4%	28.0%	18.6%	17.7%
Comparable store sales % increase (1)	0.8%	13.0%	4.8%	5.5%
Gross profit as % of net sales	31.5%	32.0%	30.9%	31.0%
SG&A as % of net sales	21.5%	22.0%	21.3%	21.6%
Net advertising expense as a % of net sales	4.0%	3.5%	4.3%	4.2%
Income from operations as a % of net sales	6.0%	6.6%	5.4%	5.1%
Net interest expense as a % of net sales	0.6%	1.3%	0.8%	1.6%
Loss related to early extinguishment of debt as a % of net sales	0.1%	0.7%	1.7%	0.1%
Net income	$10,323	$8,343	$21,406	$21,358
Diluted net income per share	$0.31	$0.28	$0.67	$0.73
Diluted net income per share, as adjusted (2)	$0.32	$0.32	$1.07	$0.76

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.
(2)

Adjusted to exclude the loss on the early extinguishment of debt primarily from the debt refinancing completed in conjunction with the initial public offering in July 2007. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $10.3 million for the three months ended March 31, 2008, or diluted net income per share of $0.31, compared with net income of $8.3 million, or $0.28 per diluted share, for the comparable prior year period. Net income for the twelve months ended March 31, 2008, adjusted to exclude the loss from the early extinguishment of debt, was $34.6 million, or $1.07 per diluted share, compared to adjusted net income of $22.2 million, or $0.76 per diluted share for the twelve months ended March 31, 2007. Including the impact of the loss from the early extinguishment of debt, net income for the twelve months ended March 31, 2008 was $21.4 million, or $0.67 per diluted share compared to $21.4 million, or $0.73 per diluted share for the twelve months ended March 31, 2007. The improvement in year-to-date earnings, excluding the loss on the early extinguishment of debt, reflects strong comparable store sales growth, improved leverage of SG&A expenses and reduced interest expense due to debt reduction during the past twelve months.

Dennis May, President and Chief Operating Officer of the Company, commented, “Despite the current economic environment and industry trends, we were able to gain market share by delivering a 0.8% same store sales increase for the quarter ended March 31, 2008, on top of the previous year increase of 13.0%. I am very proud of our associates who have done a tremendous job delivering a superior customer purchase experience.”

Net sales for the three months ended March 31, 2008 increased 14.4% compared to the comparable prior year period to $324.2 million. Net sales for the twelve months ended March 31, 2008 increased 18.6% over the prior year to $1.3 billion. The increase in sales for the fourth quarter and the twelve months ended March 31, 2008 was primarily attributable to the addition of 14 stores during the past 12 months coupled with a 0.8% and a 4.8% increase in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and twelve months ended March 31, 2008 and 2007 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007	2008	2007	2008	2007
Video	50%	49%	46%	47%	2.9%	17.2%	4.7%	9.3%
Appliances	37%	39%	39%	40%	(4.9)%	9.3%	1.6%	3.5%
Other (1)	13%	12%	15%	13%	10.8%	8.8%	15.9%	(0.6)%

Total	100%	100%	100%	100%	0.8%	13.0%	4.8%	5.5%

(1)	Primarily consists of audio, personal electronics, mattresses, computer notebooks and furniture and accessories.

Fourth Quarter Operating Results

hhgregg’s 0.8% comparable store sales increase for the three months ended March 31, 2008 primarily reflects a higher average selling price driven by increases in sales of higher-priced items in video and major appliance products. The video sales performance was fueled by double-digit LCD flat panel television sales growth, particularly in larger screen sizes, outpacing the double-digit sales decline in projection and tube televisions. Appliance sales performance declined at entry-and mid-level price points, offset by continued double-digit increases in high-efficiency front load laundry and three-door refrigeration. The comparable store sales increase in the other product category was due to increased sales of notebook computers, personal electronics and furniture and accessories.

Gross profit rate decreased by 0.5% to 31.5% for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. The decrease in gross profit, as a percentage of sales, was attributable to margin declines across all major categories.

SG&A expenses decreased by 0.5%, as a percentage of sales, from 22.0% for the three months ended March 31, 2007 to 21.5% for the three months ended March 31, 2008. The decrease in SG&A rate for the three months ended March 31, 2008 was due primarily to improvements in salaries and wages and the leveraging effect of our sales growth across many expense categories, partially offset by increases in rent, professional fees, and amortization and depreciation expense.

Net advertising expense, as a percentage of sales, increased 0.5% to 4.0% for the three months ended March 31, 2008 from 3.5% for the three months ended March 31, 2007. The increase was attributable to heavier gross spending associated with more grand openings and increased advertising weightings compared to the prior year.

Other expense decreased to $2.2 million for the three months ended March 31, 2008 from $5.5 million for the three months ended March 31, 2007. This decrease was primarily comprised of a $1.7 million reduction in net interest expense on significantly lower debt levels, coupled with a $1.6 million reduction in the loss on early extinguishment of debt related to debt reductions in fiscal 2008 and 2007. The Company paid down $10.0 million of senior term loans at its option during the fourth quarter of fiscal 2008 and repurchased $28.8 million of its 9% senior notes on the open market during the fourth quarter of fiscal 2007.

Full Year Operating Results

hhgregg’s 4.8% comparable store sales increase for fiscal 2008 primarily reflects a higher average selling price driven by continued increases in sales of higher-priced items in video, major appliances and mattresses. The video sales performance was fueled by double-digit LCD flat panel television sales growth, particularly in larger screen sizes, outpacing the double-digit sales decline in projection and tube televisions. Our appliance product category growth reflected strong demand for high-efficiency major appliances, particularly in the dishwasher, cooking, laundry and refrigeration sub-categories. The comparable store sales increase in the other product category was primarily due to growth in notebook computers, mattresses, personal electronics and furniture and accessories.

Gross profit rate remained reasonably consistent for fiscal 2008 compared to fiscal 2007.

SG&A expenses, as a percentage of sales, decreased by 0.3%, to 21.3% for fiscal 2008. The decrease in the SG&A rate for fiscal 2008 was primarily attributable to the leveraging effect of sales growth across many expense categories.

Net advertising expense, as a percentage of sales, increased by 0.1% to 4.3% for fiscal 2008. The increase in net advertising expense was primarily due to an increase in gross advertising spending primarily attributable to an increase in promotional activity during fiscal 2008.

Other expense increased $13.9 million for fiscal 2008 to $32.5 million. This increase was largely due to a loss on early extinguishment of debt of $21.9 million for fiscal 2008 primarily arising from the debt refinancing completed in July 2007. This increase was partially offset by a decrease of approximately $6.6 million in net interest expense due to a reduction in debt outstanding following the refinancing.

Income tax expense increased to $14.4 million for fiscal 2008 compared to $13.8 million for fiscal 2007. This increase was the result of an increase in income before income taxes in the current year compared to the prior year. The increase in the Company’s effective income tax rate from 39.3% in fiscal 2007 to 40.2% in fiscal 2008 was the result of a reduction in state income tax credits generated during fiscal 2008 as compared to fiscal 2007.

Fiscal Year 2009 Guidance

As the Company considers the current economic environment and assesses current industry business trends, it believes that it is prudent to plan for soft consumer demand for the foreseeable future. Accordingly, the Company is projecting diluted net income per share of $1.13 to $1.20, or an average increase of approximately 9% as compared to $1.07 for fiscal 2008, as adjusted to exclude a $0.40 loss on the early extinguishment of debt. This earnings projection reflects anticipated net sales growth of 19% to 21% driven largely by 15 to 17 new store openings with the majority scheduled to occur during the first half of the fiscal year. The Company currently estimates a comparable store sales decline in the low single digits for the fiscal year. Capital expenditures for fiscal 2009, net of sale and leaseback proceeds, are expected to range between $28 million and $30 million.

While the Company does not provide specific projections for quarterly comparable store sales, it expects to see continued improvement in this metric as the year progresses reflecting not only the more difficult year-over-year comparisons during the first half, but also the natural shift in our balance of sale during the year from appliances in the spring and summer to video in the fall and winter. Likewise, the Company does not provide specific quarterly forecasts for diluted net income per share, but it expects similar difficult year-over-year comparisons during the first half not only due to the expected trends in comparable store sales, but also due to the incidence and concentration of pre-opening expenses associated with its front-loaded store opening plans for the year.

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and twelve months ended March 31, 2008, on Tuesday, June 3, 2008 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877)340-7913. Callers should reference the hhgregg earnings call.

Non-GAAP to GAAP Reconciliation

Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Additional non-GAAP financial measures to be discussed in the hhgregg investor earnings call, including net income, as adjusted, diluted net income per share, as adjusted, and adjusted EBITDA (earnings before net interest expense, income tax expense, depreciation, amortization and loss on debt extinguishment) can be found at www.hhgregg.com on the investor relations page.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 97 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Form 10-K filed June 3, 2008. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Director of Investor Relations
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
	(In thousands, except share data)
Net sales	$324,194	$283,361	$1,256,666	$1,059,428
Cost of goods sold	222,092	192,562	867,733	730,696

Gross profit	102,102	90,799	388,933	328,732
Selling, general and administrative expenses	69,755	60,394	267,091	228,920
Net advertising expense	13,020	9,794	53,525	43,996
Restructuring and asset impairment charges	—	1,997	—	1,997

Income from operations	19,327	18,614	68,317	53,819

Other expense (income):
Interest expense	1,972	3,840	10,706	17,464
Interest income	(43)	(177)	(88)	(243)
Loss related to early extinguishment of debt	235	1,843	21,930	1,403

Total other expense	2,164	5,506	32,548	18,624

Income before income taxes	17,163	13,108	35,769	35,195
Income tax expense	6,840	4,765	14,363	13,837

Net income	$10,323	$8,343	$21,406	$21,358

Basic net income per share	$0.32	$0.29	$0.69	$0.75
Diluted net income per share	$0.31	$0.28	$0.67	$0.73
Weighted average shares outstanding—Basic	32,264,992	28,491,600	31,130,680	28,496,728
Weighted average shares outstanding—Diluted	33,135,531	29,553,678	32,188,984	29,400,378

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	68.5	68.0	69.1	69.0

Gross profit	31.5	32.0	30.9	31.0
Selling, general and administrative expenses	21.5	21.3	21.3	21.6
Net advertising expense	4.0	3.5	4.3	4.2
Restructuring and asset impairment charges	—	0.7	—	0.2

Income from operations	6.0	6.6	5.4	5.1

Other expense (income):
Interest expense	0.6	1.4	0.9	1.6
Interest income	—	(0.1)	—	—
Loss related to early extinguishment of debt	0.1	0.7	1.7	0.1

Total other expense	0.7	1.9	2.6	1.8

Income before income taxes	5.3	4.6	2.8	3.3
Income tax expense	2.1	1.7	1.1	1.3

Net income	3.2%	2.9%	1.7%	2.0%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2008 AND 2007

(UNAUDITED)

	2008	2007
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$1,869	$1,498
Accounts receivable—trade, less allowances of $450 and $409, respectively	8,121	10,641
Accounts receivable—other, less allowances of $35 and $16, respectively	14,263	11,203
Merchandise inventories	133,368	113,602
Prepaid expenses and other current assets	3,741	7,239
Deferred income taxes	2,129	1,574

Total current assets	163,491	145,757

Net property and equipment	77,794	52,129
Deferred financing costs, net	3,292	6,342
Deferred income taxes	85,012	85,891
Other	330	406

Total long-term assets	166,428	144,768

Total assets	$329,919	$290,525

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80,533	$73,973
Customer deposits	18,039	16,958
Accrued liabilities	36,799	36,325

Total current liabilities	135,371	127,256

Long-term liabilities:
Long-term debt	92,608	134,459
Other long-term liabilities	20,266	12,517

Total long-term liabilities	112,874	146,976

Total liabilities	248,245	274,232

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2008 and 2007	—	—
Common stock, no par value; 105,000,000 shares authorized; 32,285,267 and 28,491,600 shares issued and outstanding as of March 31, 2008 and 2007, respectively	159,149	113,909
Accumulated other comprehensive loss	(1,292)	—
Accumulated deficit	(75,995)	(97,401)

	81,862	16,508
Note receivable for common stock	(188)	(215)

Total stockholders’ equity	81,674	16,293

Total liabilities and stockholders’ equity	$329,919	$290,525

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2008 AND 2007

(UNAUDITED)

	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$21,406	$21,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,605	11,663
Amortization of deferred financing costs	843	1,507
Accretion of original issue discount	188	512
Stock-based compensation	1,706	190
Loss on sales of property and equipment	94	85
Loss on early extinguishment of debt	21,930	1,403
Deferred income taxes	1,185	10,617
Restructuring and asset impairment charges	—	1,997
Changes in operating assets and liabilities:
Accounts receivable—trade	2,520	(3,282)
Accounts receivable—other	(104)	(2,429)
Merchandise inventories	(19,766)	(13,378)
Prepaid expenses and other assets	262	2,424
Deposits	3,312	(2,069)
Accounts payable—third parties	—	(3,319)
Accounts payable—vendors	20,797	13,630
Deferred revenue on extended maintenance agreements	143	24
Customer deposits	1,081	2,046
Other accrued liabilities	458	4,304
Other long-term liabilities	(1,021)	3,375

Net cash provided by operating activities	67,639	50,658

Cash flows from investing activities:
Purchases of property and equipment	(42,175)	(19,492)
Proceeds from sale leaseback transactions	4,402	6,433
Deposit on future sale leaseback transaction	2,858	650
Acquisition of Builder Appliance Supply, Inc.	—	(2,871)
Proceeds from sales of property and equipment	85	245

Net cash used in investing activities	(34,830)	(15,035)

Cash flows from financing activities:
Proceeds from issuance of common stock	48,750	—
Transaction costs for stock issuance	(5,513)	—
Repurchase of stock previously issued	—	(105)
Payments received on notes receivable for issuance of common stock	27	4
Proceeds from exercise of stock options	297	—
Net (decrease) increase in bank overdrafts	(14,237)	7,401
Payment on notes payable	(750)	—
Payment of financing costs	(2,930)	—
Proceeds from issuance of term loan	100,000	—
Payment for early debt extinguishment	(158,082)	(43,726)

Net cash provided by (used in) financing activities	(32,438)	(36,426)

Net increase (decrease) in cash and cash equivalents	371	(803)
Cash and cash equivalents
Beginning of year	1,498	2,301

End of year	$1,869	$1,498

Supplemental disclosure of cash flow information:
Interest paid	10,960	16,221
Income taxes paid	17,171	97

HHGREGG, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED AND

DILUTED NET INCOME PER SHARE, AS ADJUSTED

(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands, except share data)	2008	2007	2008	2007
Net income as reported	$10,323	$8,343	$21,406	$21,358
Transactional Adjustments:
Loss related to early extinguishment of debt	235	1,843	21,930	1,403
Tax impact of effect of early extinguishment of debt (1)	(94)	(737)	(8,772)	(561)

Net income, as adjusted	$10,464	$9,449	$34,564	$22,200
Weighted average shares outstanding – Diluted	33,135,531	29,553,678	32,188,984	29,400,378
Diluted net income per share	$0.31	$0.28	$0.67	$0.73
Diluted net income per share, as adjusted	$0.32	$0.32	$1.07	$0.76

(1)	Computed using a blended statutory rate of 40%.